UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 25, 2007 (October 23, 2007)

Analysts International Corporation
(Exact name of registrant as specified in its charter)

Minnesota	0-4090	41-0905408
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3601 West 76th Street, Minneapolis, Minnesota	55435-3000
(Address for principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 835-5900

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)           On October 23, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Analysts International Corporation (the “Company”) approved a severance policy for executive officers Chief Financial Officer David J. Steichen, Secretary and General Counsel Colleen M. Davenport, Vice President of Solutions Michael Souders and four other current senior management personnel.  In addition, the policy covers up to three additional management positions.  The policy will provide that, in the event of termination not due to cause, covered personnel will receive a payment equal to two months’ base pay for every year of employment with the Company up to a maximum service credit of six years, which equates to a maximum payment of 12 months’ base pay.  In addition, the policy provides for reimbursement of six months of premiums for continuing health coverage after termination of employment and twelve months of outplacement services.

Also on October 23, 2007, the Committee approved an arrangement to employ John D. Bamberger, Vice President of Solutions, as Business Development Executive.  Mr. Bamberger’s annual base salary will be $380,000.  He will not be eligible for additional cash compensation.  If the Company no longer chooses to retain Mr. Bamberger’s services after April 1, 2008, he will remain an employee until September 30, 2008 at which time his employment would terminate without further obligation except for the Company’s unfunded obligation to him under its nonqualified deferred compensation plan.  Under this arrangement, the Company will no longer make accruals to Mr. Bamberger’s accrual account for the deferred compensation plan except for normal interest accrual on the balance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 25, 2007	ANALYSTS INTERNATIONAL CORPORATION

/s/ Colleen M. Davenport
Colleen M. Davenport
Secretary and General Counsel